Exhibit 2.3

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of August 18, 2019, by and among Empire Resorts, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Annex A (collectively, the “Stockholders” and each, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Hercules Topco LLC, a limited liability company (“Parent”), Hercules Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement;

WHEREAS, as of the date hereof, a Stockholder has the right to vote the shares of Common Stock and Series F Preferred Stock set forth on Annex A (such shares, together with all other shares of Common Stock and Preferred Stock acquired by any Stockholder and over which any Stockholder will have the right to vote after the date hereof and prior to the termination of this Agreement, the “Shares” and Shares over which a particular Stockholder has or will have the right to vote after the date hereof and prior to the termination of this agreement, such “Stockholder’s Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting Agreement

During the term of this Agreement, each Stockholder hereby agrees, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company:

(a) to appear at such meeting or otherwise cause such Stockholder’s Shares to be present thereat for purposes of establishing a quorum; and

(b) to vote or, as applicable, cause or direct to be voted (including by written consent) all of such Stockholder’s Shares (i) in favor of the adoption and approval of the Merger Agreement and the other transactions contemplated thereby, and (ii) against any Takeover Proposal and any action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the consummation of the Merger.

Section 1.02 Grant of Proxy

(a) In furtherance of the agreements contained in Section 1.01 of this Agreement, until the termination of this Agreement, each Stockholder hereby irrevocably appoints the Company, each member of the Special Committee and any other designees of the Company and the Special Committee, as applicable (collectively, the “Proxyholders”), and each of them individually, as such Stockholder’s sole and exclusive attorneys-in-fact and proxies, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to appear and be counted for quorum purposes, vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote such Stockholder’s Shares in accordance with Section 1.01 of this Agreement if, and only to the extent that, such Stockholder fails to take any action required by Section 1.01.

(b) Each Stockholder hereby revokes any proxies heretofore given by it in respect of such Stockholder’s Shares to the extent inconsistent with the authority of the Proxyholders granted pursuant to this Section 1.02.

(c) Until the termination of this Agreement, each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, and may under no circumstances be revoked prior to the termination of this Agreement. The irrevocable proxy granted by the Stockholders herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of any Stockholder.

(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above in this Section 1.02. The Stockholders may vote the Shares (including by written consent) on all other matters.

(e) This proxy shall terminate upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants to the Company and each other Stockholder that:

Section 2.01 Authorization

Such Stockholder has all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by the Company and each other Stockholder, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02 No Conflicts

(a) No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Stockholder.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Shares is bound or (ii) violate any applicable Law or Order, except for any of the foregoing as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement. As of the date hereof, there is no Legal Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that impairs or would reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 2.03 Ownership of Shares

Such Stockholder has (except as otherwise permitted by this Agreement) sole voting power and sole dispositive power with respect to such Stockholder’s Shares, free and clear of any Lien, except pursuant to applicable Laws or the Company’s certificate of incorporation. Except as set forth herein, none of such Stockholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. As of the date hereof, such Stockholder has the direct right to vote the shares of Common Stock and Series F Preferred Stock as are set forth next to such Stockholder’s name on Annex A.

Section 2.04 Total Shares

Except for the Shares set forth on Annex A, as of the date hereof, no Stockholder beneficially owns any (i) shares of capital stock or voting securities of the Company or (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company.

Section 2.05 Reliance by the Company

Each Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Stockholders:

Section 3.01 Authority; Execution and Delivery; Enforceability

The Company has all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02 No Conflicts

(a) No authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by the Company.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the Company is a party or by which the Company is bound or (ii) violate any applicable Law or Order, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement. As of the date hereof, there is no Legal Action pending against the Company or, to the knowledge of the Company, threatened against the Company that impairs or would reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement.

ARTICLE IV

COVENANTS OF STOCKHOLDERS

During the term of this Agreement, each Stockholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Shares

(a) Except as permitted by the terms of this Agreement, such Stockholder shall not, directly or indirectly, without the prior written consent of the Company (upon the approval of the Special Committee) and each other Stockholder, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Stockholder’s Shares, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any such Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any such Shares, or (iii) knowingly take any action, in each case, that would have the effect of preventing or delaying such Stockholder from performing any of its obligations under this Agreement.

(b) Notwithstanding Section 4.01(a), any Stockholder may effect a Transfer of any of such Stockholder’s Shares to a Permitted Transferee of such Stockholder; provided, that such Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to the Company, pursuant to which such Permitted Transferee agrees to be a “Stockholder” pursuant to, and to be bound by, this Agreement with respect to such Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”). “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder or controlled Affiliate of a Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (C) any trust, the trustees of which include only the persons named in clauses (A) and/or (B) and the beneficiaries of which include only the persons named in clauses (A) and/or (B), (D) any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which include only the Persons named in clauses (A), (B), and/or (C), (E) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Permitted Transferees made pursuant to this Section 4.01(b) shall not be a breach of this Agreement.

(c) Any Transfer of Shares not effected in accordance with the terms and conditions of this Section 4.01 shall be null and void ab initio.

Section 4.02 Waiver of Appraisal Rights

Each Stockholder hereby waives, to the fullest extent of the law, and agrees not to assert, any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to such Stockholder’s Shares.

Section 4.03 Company Proxy Statement

The Stockholders hereby agree to permit the Company to publish and disclose in the Company Proxy Statement the Stockholders’ respective identities and beneficial ownership of the Shares and the nature of the Stockholders’ commitments under this Agreement to the extent required by applicable Law.

Section 4.04 Acquisition of Additional Shares

During the term of this Agreement, the Stockholders shall notify the Company promptly, in writing, of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock or Preferred Stock by any Stockholder after the date hereof, all of which shall be considered Shares and be subject to the terms of this Agreement as though owned by such acquiring Stockholder on the date hereof.

Section 4.05 Further Assurances

From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out the intent of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Amendments and Waivers; Termination

(a) Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company and each of the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

(b) This Agreement, and all rights and obligations of the parties contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the mutual agreement of the parties hereto to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

Section 5.02 Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 5.03 Successors and Assigns; No Third Party Beneficiaries

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, executors and permitted assigns; provided that, other than as permitted by Section 1.02(a) and Section 4.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 5.04 Governing Law; Submission to Jurisdiction; Waivers

This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or in any way relating hereto or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to the conflict of laws rules thereof.

Section 5.05 Submission to Jurisdiction; Service

Each party to this agreement irrevocably (a) consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery (the “Court of Chancery”) and any state appellate court therefrom located in the state of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) in any action relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such action brought in such Court, (c) waives and agrees not to plead or claim in any such Court that any such action brought in any such Court has been brought in an inconvenient forum and (d) agrees that service of process or of any other papers upon such party in the manner specified for notices under Section 5.08 of this Agreement or any other manner permitted by applicable Law shall be deemed good, proper and effective service upon such party.

Section 5.06 WAIVER OF JURY TRIAL

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06.

Section 5.07 Specific Performance

The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.08 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with Section 8.7 of the Merger Agreement (addressed, in the case of any Stockholder, care of Parent and Merger Sub to the addresses specified in Section 8.7 of the Merger Agreement).

Section 5.09 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 5.11 Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 5.12 Capacity

Each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by any Stockholder or any Affiliate or Representative of any Stockholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of the Company’s Subsidiaries, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any of the foregoing Persons in such capacity as a director or officer of the Company or any of the Company’s Subsidiaries shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Entire Agreement

This Agreement (together with the Merger Agreement and the Equity Commitment Letters and, solely as among the Stockholders, the term sheet by and between Kien Huat Realty III Limited, Genting Malaysia Berhad and Genting (USA) Limited, dated as of August 5, 2019, as may be amended from time to time) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

KIEN HUAT REALTY III LIMITED

By:	/s/ Yap Chong Chew
Name: Yap Chong Chew
Title: Authorized Signatory

[Signature Page to Voting Agreement for Principal Stockholders]

Annex A

Name of Stockholder	Shares

Kien Huat Realty III Limited; Lim Kok Thay	28,914,606 shares of Common Stock, par value $.01

Kien Huat Realty III Limited; Lim Kok Thay	740 shares of Series F Preferred Stock